UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 2



                                  Equinix, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    29444U502
                  --------------------------------------------
                                 (CUSIP Number)





                                December 31, 2004
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[x] Rule 13d-1(c)

[_] Rule 13d-1(d)



                               Page 1 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,183,881
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,183,912

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,183,912

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                               Page 2 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,183,881
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,183,912

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,183,912

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 3 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               324,291
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               324,291

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           324,291

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.8%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners 2000 Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               117,834
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               117,834

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           117,834

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 5 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors 2000, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               442,125
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               442,125

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           442,125

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 6 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners 2000 Employee Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               103,036
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               103,036

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           103,036

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 7 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Employee Funds 2000 GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               103,036
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               103,036

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           103,036

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 8 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners 2000 GmbH & Co. Beteiligungs KG
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               13,554
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               13,554

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           13,554

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 9 of 51 pages

-----------------------
  CUSIP No. 29444U502                    13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs Management GP GmbH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               13,554
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               13,554

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           13,554

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 10 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co. oHG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               13,554
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               13,554

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           13,554

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 11 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               29,406
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               29,406

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           29,406

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 12 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 2000, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               29,406
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               29,406

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           29,406

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 13 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Special Opportunities (Asia) Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               166,587
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               166,587

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           166,587

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.9%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 14 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GSSO (Asia), LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               166,587
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               166,587

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           166,587

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.9%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 15 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Special Opportunities (Asia) Offshore Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               121,446
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               121,446

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           121,446

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 16 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GSSO (Asia) Offshore, LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               121,446
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               121,446

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           121,446

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 17 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Whitehall Street Real Estate Limited Partnership XIII

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               196,202
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               196,202

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           196,202

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 18 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           WH Advisors, L.L.C. XIII

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               196,202
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               196,202

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           196,202

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 19 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Whitehall Parallel Real Estate Limited Partnership XIII

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               68,453
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               68,453

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           68,453

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 20 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           WH Parallel Advisors, L.L.C. XIII

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               68,453
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               68,453

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           68,453

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 21 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Asia Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,025
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,025

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           6,025

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 22 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Asia, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,025
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,025

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           6,025

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 23 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Real Estate Fund 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               29,406
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               29,406

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           29,406

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 24 of 51 pages

-----------------------
  CUSIP No. 29444U502                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 2000 Realty, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               29,406
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               29,406

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           29,406

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 25 of 51 pages

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 10.           Certification.
                         By  signing  below I  certify  that,  to the best of my
                   knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
       * In accordance with the Securities and Exchange Commission (the "SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division ("IBD") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GSG. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.



                               Page 26 of 51 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2005


THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS 2000, L.P.            GS ADVISORS 2000, L.L.C.

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.   GS CAPITAL PARTNERS 2000 EMPLOYEE
                                          FUND, L.P.

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS EMPLOYEE FUNDS 2000 GP, L.L.C.         GS CAPITAL PARTNERS 2000 GMBH & CO.
                                          BETEILIGUNGS KG

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS MANAGEMENT GP GMBH         GOLDMAN, SACHS & CO. OHG

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 2000, L.P.              STONE STREET 2000, L.L.C.

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



                               Page 27 of 51 pages

GS SPECIAL OPPORTUNITIES (ASIA)           GSSO (ASIA), LLC
FUND, L.P.

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS SPECIAL OPPORTUNITIES (ASIA)           GSSO (ASIA) OFFSHORE, LLC
OFFSHORE FUND, L.P.

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



WHITEHALL STREET REAL ESTATE              WH ADVISORS, L.L.C. XIII
LIMITED PARTNERSHIP XIII

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



WHITEHALL PARALLEL REAL ESTATE            WH PARALLEL ADVISORS, L.L.C. XIII
LIMITED PARTNERSHIP XIII

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET ASIA FUND, L.P.              STONE STREET ASIA, L.L.C.

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET REAL ESTATE                  STONE STREET 2000 REALTY, L.L.C.
FUND 2000, L.P.

By:/s/ Ted Chang                          By:/s/ Ted Chang
---------------------------------         ---------------------------------
Name:  Ted Chang                          Name:  Ted Chang
Title: Attorney-in-fact                   Title: Attorney-in-fact




                               Page 28 of 51 pages

                                INDEX TO EXHIBITS


Exhibit No.        Exhibit
-----------        -------

  99.1 Power of Attorney, dated as of August 19, 2004, relating to GS Capital Partners 2000, L.P.

  99.2 Power of Attorney, dated as of August 19, 2004, relating to GS Capital Partners 2000 Offshore, L.P.

  99.3 Power of Attorney, dated as of August 19, 2004, relating to GS Advisors 2000, L.L.C.

  99.4 Power of Attorney, dated as of August 19, 2004, relating to GS Capital Partners 2000 Employee Fund, L.P.

  99.5 Power of Attorney, dated as of August 19, 2004, relating to GS Employee Funds 2000 GP, L.L.C.

  99.6 Power of Attorney, dated as of August 19, 2004, relating to GS Capital Partners 2000 GmbH & Co. Beteiligungs KG

  99.7 Power of Attorney, dated as of August 19, 2004, relating to Goldman, Sachs Management GP GmbH

  99.8 Power of Attorney, dated as of August 5, 2004, relating to Goldman, Sachs & Co. oHG

  99.9 Power of Attorney, dated as of August 23, 2004, relating to Stone Street Fund 2000, L.P.

  99.10 Power of Attorney, dated as of August 23, 2004, relating to Stone Street 2000, L.L.C.

  99.11 Power of Attorney, dated as of August 23, 2004, relating to GS Special Opportunities (Asia) Fund, L.P.

  99.12 Power of Attorney, dated as of August 23, 2004, relating to GSSO (Asia), LLC

  99.13 Power of Attorney, dated as of August 23, 2004, relating to GS Special Opportunities (Asia) Offshore Fund, L.P.

  99.14 Power of Attorney, dated as of August 23, 2004, relating to GSSO (Asia) Offshore, LLC

  99.15 Power of Attorney, dated as of August 19, 2004, relating to Whitehall Street Real Estate Limited Partnership XIII

  99.16 Power of Attorney, dated as of August 22, 2004, relating to WH Advisors, L.L.C. XIII

  99.17 Power of Attorney, dated as of August 19, 2004, relating to Whitehall Parallel Real Estate Limited Partnership XIII

  99.18 Power of Attorney, dated as of August 22, 2004, relating to WH Parallel Advisors, L.L.C. XIII

  99.19 Power of Attorney, dated as of August 23, 2004, relating to Stone Street Asia Fund, L.P.

  99.20 Power of Attorney, dated as of August 23, 2004, relating to Stone Street Asia, L.L.C.

  99.21 Power of Attorney, dated as of August 22, 2004, relating to Stone Street Real Estate Fund 2000, L.P.

  99.22 Power of Attorney, dated as of August 22, 2004, relating to Stone Street 2000 Realty, L.L.C.



                               Page 29 of 51 pages

                                                                  Exhibit (99.1)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


GS CAPITAL PARTNERS 2000, L.P.

By: GS Advisors 2000, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President


                               Page 30 of 51 pages

                                                                  Exhibit (99.2)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
By: GS Advisors 2000, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President


                               Page 31 of 51 pages

                                                                  Exhibit (99.3)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


GS ADVISORS 2000, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President



                               Page 32 of 51 pages

                                                                  Exhibit (99.4)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

By: GS Employee Funds 2000 GP, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President



                               Page 33 of 51 pages

                                                                  Exhibit (99.5)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUNDS 2000 GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


GS EMPLOYEE FUNDS 2000 GP, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 34 of 51 pages

                                                                  Exhibit (99.6)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

By: Goldman, Sachs Management GP GmbH


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Managing Director



                               Page 35 of 51 pages

                                                                  Exhibit (99.7)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Managing Director



                               Page 36 of 51 pages

                                                                  Exhibit (99.8)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. OHG (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 5, 2004.


GOLDMAN, SACHS & CO. OHG


By:/s/ Sabine Mock                              By:/s/ Michael Schramm
-----------------------------                   -------------------------------
Name:  Sabine Mock                              Name:  Michael Schramm
Title: Executive Director                       Title: Executive Director



                               Page 37 of 51 pages

                                                                  Exhibit (99.9)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.


STONE STREET FUND 2000, L.P.

By: Stone Street 2000, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 38 of 51 pages

                                                                 Exhibit (99.10)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.


STONE STREET 2000, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 39 of 51 pages

                                                                 Exhibit (99.11)



                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS SPECIAL OPPORTUNITIES (ASIA) FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.


GS SPECIAL OPPORTUNITIES (ASIA) FUND, L.P.

By:  GSSO (Asia), LLC


By:/s/ Steven M. Chaiken
---------------------------------
Name:  Steven M. Chaiken
Title: Assistant Secretary



                               Page 40 of 51 pages

                                                                 Exhibit (99.12)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GSSO (ASIA), LLC (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.


GSSO (ASIA), LLC


By:/s/ Steven M. Chaiken
---------------------------------
Name:  Steven M. Chaiken
Title: Assistant Secretary



                               Page 41 of 51 pages

                                                                 Exhibit (99.13)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS SPECIAL OPPORTUNITIES (ASIA) OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.


GS SPECIAL OPPORTUNITIES (ASIA) OFFSHORE FUND, L.P.

By:  GSSO (Asia) Offshore, LLC


By:/s/ Steven M. Chaiken
---------------------------------
Name:  Steven M. Chaiken
Title: Assistant Secretary



                               Page 42 of 51 pages

                                                                 Exhibit (99.14)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GSSO (ASIA) OFFSHORE, LLC (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.


GSSO (ASIA) OFFSHORE, LLC


By:/s/ Steven M. Chaiken
---------------------------------
Name:  Steven M. Chaiken
Title: Assistant Secretary



                               Page 43 of 51 pages

                                                                 Exhibit (99.15)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP XIII (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP XIII

By:  WH Advisors, L.L.C. XIII


By:/s/ Elizabeth M. Burban
----------------------------------
Name:  Elizabeth M. Burban
Title: Vice President



                               Page 44 of 51 pages

                                                                 Exhibit (99.16)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that WH ADVISORS, L.L.C. XIII (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 22, 2004.


WH ADVISORS, L.L.C. XIII


By:/s/ Teresa Tsai
----------------------------------
Name:  Teresa Tsai
Title: Vice President



                               Page 45 of 51 pages

                                                                 Exhibit (99.17)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that WHITEHALL PARALLEL REAL ESTATE LIMITED PARTNERSHIP XIII (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 19, 2004.


WHITEHALL PARALLEL REAL ESTATE LIMITED PARTNERSHIP XIII

By:  WH Parallel Advisors, L.L.C. XIII


By:/s/ Elizabeth M. Burban
----------------------------------
Name:  Elizabeth M. Burban
Title: Vice President



                               Page 46 of 51 pages

                                                                 Exhibit (99.18)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that WH PARALLEL ADVISORS, L.L.C. XIII (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 22, 2004.


WH PARALLEL ADVISORS, L.L.C. XIII


By:/s/ Teresa Tsai
----------------------------------
Name:  Teresa Tsai
Title: Vice President



                               Page 47 of 51 pages

                                                                 Exhibit (99.19)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET ASIA FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.


STONE STREET ASIA FUND, L.P.

By:  Stone Street Asia, L.L.C.


By:/s/ Steven M. Chaiken
---------------------------------
Name:  Steven M. Chaiken
Title: Vice President and Secretary



                               Page 48 of 51 pages

                                                                 Exhibit (99.20)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET ASIA, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.


STONE STREET ASIA, L.L.C.


By:/s/ Steven M. Chaiken
---------------------------------
Name:  Steven M. Chaiken
Title: Vice President and Secretary



                               Page 49 of 51 pages

                                                                 Exhibit (99.21)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET REAL ESTATE FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 22, 2004.


STONE STREET REAL ESTATE FUND 2000, L.P.

By: Stone Street 2000 Realty, L.L.C.


By: s/ Teresa Tsai
------------------------------
Name:  Teresa Tsai
Title: Vice President



                               Page 50 of 51 pages

                                                                 Exhibit (99.22)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 2000 REALTY, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 22, 2004.


STONE STREET 2000 REALTY,  L.L.C.


By:/s/ Teresa Tsai
------------------------------
Name:  Teresa Tsai
Title: Vice President



                               Page 51 of 51 pages